Exhibit 99.1

GAP INC. REPORTS THIRD QUARTER EARNINGS

Company Re-affirms Full Year EPS

Guidance Range of $1.40 to $1.50

SAN FRANCISCO – November 17, 2011 – Gap Inc. (NYSE:GPS) today reported that net sales for the third quarter of fiscal year 2011, which ended October 29, 2011, decreased 2 percent to $3.59 billion compared with $3.65 billion for the third quarter last year. Net income was $193 million compared with $303 million for the third quarter last year. Third quarter diluted earnings per share was $0.38, down 21 percent from last year.

During the third quarter, the company continued to invest in long-term growth opportunities, while also maintaining strong expense discipline and returning cash to shareholders. Many of the key priorities detailed at the company’s annual investor conference last month will be reinforced during today’s earnings call.

“Across our brands, we’re intensely focused on improving our current sales trend, including making necessary product and marketing adjustments, with a view toward building momentum as we head into 2012,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “We’re ready to compete aggressively this holiday.”

Third Quarter Financial and Business Highlights

•	Returned $700 million to shareholders, with $645 million in share repurchases and $55 million in dividends, underscoring the company’s continued commitment to return cash to shareholders.

•	Tightly managed operating expenses, which totaled $968 million and leveraged by 40 basis points as a percentage of net sales.

•

Improved net sales at the Gap Inc. Direct division – which includes the online sales channel – by 21 percent, growing to $414 million compared with $342 million last year. Online sales for its Gap, Old Navy, and Banana Republic brands each improved year-over-year.

•

Opened three new Athleta stores – two in New York and one in Newport Beach. Since quarter-end, the brand also opened stores in Los Angeles, Washington D.C. and Philadelphia to support the company’s plan to open over 50 stores in North America by the end of 2013.

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Continued to invest in its global expansion plan by announcing plans to open its first Banana Republic flagship in Paris and Gap flagship in Hong Kong later this year. The company continues to expand in China, with additional openings scheduled this year in the cities of Tianjin and Hangzhou.

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Increased franchise sales by 47 percent in the third quarter compared with last year. Opened franchise stores in four new countries: Chile, Poland, Serbia, and Vietnam. The company also officially opened its doors for the first time in South America, with the franchise store in Santiago, during the third quarter.

Third Quarter Comparable Sales Results

The company’s third quarter comparable sales, which include the associated comparable online sales, were down 5 percent compared with a 1 percent increase in the third quarter last year. For the third quarter of fiscal year 2011, online sales positively impacted comparable sales for Gap Inc. by 2 percentage points.

Comparable sales for the third quarter of fiscal year 2011, including the associated comparable online sales, were as follows:

•	Gap North America: negative 6 percent versus positive 2 percent last year

•	Banana Republic North America: negative 1 percent versus positive 2 percent last year

•	Old Navy North America: negative 4 percent versus flat last year

•	International: negative 10 percent versus positive 4 percent last year

Third Quarter Net Sales Results

The following tables represent the company’s third quarter net sales:

($ in millions) Quarter Ended October 29, 2011	Gap	Old Navy	Banana Republic	Other (3)	Total
U.S. (1)	$819	$1,105	$495	$—	$2,419
Canada	89	100	48	—	237
Europe	171	—	13	22	206
Asia	219	—	31	21	271
Other regions	—	—	—	38	38

Total Stores reportable segment	1,298	1,205	587	81	3,171
Direct reportable segment (2)	121	178	47	68	414

Total	$1,419	$1,383	$634	$149	$3,585

($ in millions) Quarter Ended October 30, 2010	Gap	Old Navy	Banana Republic	Other (3)	Total
U.S. (1)	$892	$1,196	$501	$—	$2,589
Canada	95	111	48	—	254
Europe	180	—	9	16	205
Asia	197	—	28	15	240
Other regions	—	—	—	24	24

Total Stores reportable segment	1,364	1,307	586	55	3,312
Direct reportable segment (2)	102	147	37	56	342

Total	$1,466	$1,454	$623	$111	$3,654

(1)	U.S. includes the United States and Puerto Rico.
(2)	In July 2010, the company began selling products online to customers in select countries outside the U.S. using a U.S.-based third party that provides logistics and fulfillment services. In August 2010, the company began selling products online to customers in select countries outside the U.S. utilizing its own logistics and fulfillment capabilities.
(3)	Other includes our wholesale business, franchise business, Piperlime, and Athleta.

Additional Results and 2011 Outlook

Earnings per Share

The company reaffirmed its guidance for fiscal year 2011 diluted earnings per share of $1.40 to $1.50.

Depreciation and Amortization

The company now expects depreciation and amortization expense, net of credits associated with the amortization of lease incentives, for fiscal year 2011 to be about $510 million, down from the previous guidance of about $550 million.

Operating Expenses

The company maintained focus on expense control in the third quarter of fiscal year 2011. Third quarter operating expenses were $968 million. Marketing expenses for the quarter were $149 million, up slightly compared with last year. As a percentage of net sales, operating expenses leveraged 40 basis points.

Effective Tax Rate

The effective tax rate was 40.6 percent for the third quarter of fiscal year 2011. The company now expects that the effective tax rate will be about 40 percent for fiscal year 2011, up from the previous guidance of about 39 percent, driven primarily by greater than expected start-up costs associated with its China business.

Inventory

The company reported that inventory dollars per store were up 6 percent at the end of the third quarter of fiscal year 2011 compared with the third quarter of last year.

The company expects inventory dollars per store at the end of the fourth quarter to be up in the mid-to-high single digits compared with the fourth quarter of last year.

Please see the Financials section under the Investors tab on www.gapinc.com for the company’s explanation of numerical range guidance.

Cash and Cash Equivalents and Short-term Investments

The company ended the third quarter of fiscal year 2011 with $1.4 billion in cash and cash equivalents and short-term investments. Third quarter year to date, free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $222 million. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Share Repurchases

Third quarter year to date, the company repurchased about 107 million shares for $2.0 billion. As part of Gap Inc.’s commitment to returning excess cash to shareholders, the company today announced that its Board of Directors has authorized a new $500 million share repurchase program.

Dividends

The company paid a dividend of $0.1125 per share during the third quarter of fiscal year 2011, which was an increase of 13 percent compared with last year.

Capital Expenditures

Third quarter year to date, capital expenditures were $416 million, focused on Old Navy downsizes, international stores, and global online expansion. The company continues to expect fiscal year 2011 capital spending of about $575 million.

Real Estate

Net square footage of company-operated stores decreased 2 percent compared with last year. The company continues to expect full year net square footage to decrease about 2 percent for fiscal year 2011.

As reiterated during last month’s annual investor conference, the company intends to reduce its North America square footage through strategic closures and consolidations at Gap brand and downsizes at Old Navy. Doing so should improve the customer experience and should support improved productivity per square foot. The company’s strategy is expected to result in a total of about 950 Gap stores in North America by the end of fiscal year 2013, comprised of about 700 specialty and about 250 outlet stores. Third quarter year to date in North America, the company closed 20 stores, on a net basis.

The company continues to expect fiscal year 2011 company-operated store openings to be about 125. However, the company now expects about 150 company-operated store closures compared with previous guidance of about 125, primarily due to timing of Gap specialty store closures and consolidations.

Outside of North America, the company’s goal is to enable long-term growth through both company-operated and franchise stores. Third quarter year to date, on a net basis, the company added 17 international company-operated stores and 33 franchise stores. The company expects about 60 franchise store openings in fiscal year 2011.

	Quarter Ended October 29, 2011
	Store Locations Beginning of Q3	Store Locations Opened	Store Locations Closed	Store Locations End of Q3	Square Feet (millions)
Gap North America	1,091	8	13	1,086	11.1
Gap Europe	186	5	—	191	1.7
Gap Asia	140	5	4	141	1.3
Old Navy North America	1,022	9	9	1,022	18.3
Banana Republic North America	578	8	3	583	4.9
Banana Republic Asia	28	1	—	29	0.2
Banana Republic Europe	7	2	—	9	0.1
Athleta North America	1	3	—	4	—

Company-operated stores total	3,053	41	29	3,065	37.6
Franchise	195	18	2	211	N/A

Total	3,248	59	31	3,276	37.6

Webcast and Conference Call Information

Katrina O’Connell, vice president of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company’s third quarter fiscal year 2011 results during a live conference call and real-time webcast at approximately 5 p.m. Eastern Time today. Ms. O’Connell will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. chief financial officer.

To access the conference call, please dial (800) 374-1731, or (706) 679-5876 for international callers. The webcast can be accessed from the Financial News and Events page of the Investors section at www.gapinc.com. A replay of the call will be available on www.gapinc.com.

November Sales

The company will report November sales on December 1, 2011.

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	Earnings per share for fiscal year 2011;

•	Improving sales;

•	Returning cash to shareholders;

•	New Athleta stores;

•	Future international stores, including stores in Paris, Hong Kong, and China;

•	Depreciation and amortization expense for fiscal year 2011;

•	Effective tax rate for fiscal year 2011;

•	Inventory dollars per store at the end of the fourth quarter of fiscal year 2011;

•	Future share repurchases;

•	Capital expenditures in fiscal year 2011;

•	Reducing North America square footage;

•	Improved productivity per square foot;

•	Number of future Gap stores in North America;

•	Long-term growth through company-operated and franchise stores outside North America;

•	Store openings and closings in fiscal year 2011;

•	Net square footage for fiscal year 2011;

•	Margin pressure, including pressure in the fourth quarter of fiscal year 2011; and

•	Future average unit costs.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information;

•	the risk that changes in general economic conditions or consumer spending patterns will have a negative impact on the company’s financial performance or strategies;

•	the highly competitive nature of the company’s business in the United States and internationally;

•	the risk that the company or its franchisees will be unsuccessful in gauging fashion trends and changing consumer preferences;

•	the risk that the company’s efforts to expand internationally may not be successful and could impair the value of its brands;

•

the risk that trade matters, sourcing costs, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company’s supply chain or operations, or impact its financial results;

•	the risk that the company’s franchisees will be unable to successfully open, operate, and grow the company’s franchised stores;

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the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing or modifying leases for existing store locations effectively;

•	the risk that comparable sales and margins will experience fluctuations;

•	the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives;

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the risk that changes in the company’s credit profile or deterioration in market conditions may limit its access to the capital markets and adversely impact its financial results and its ability to service its debt while maintaining other initiatives;

•	the risk that updates or changes to the company’s information technology (“IT”) systems may disrupt its operations;

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the risk that acts or omissions by the company’s third-party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on its reputation or operations;

•	the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program;

•	the risk that the adoption of new accounting pronouncements will impact future results;

•	the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition, strategies, and results of operations; and

•	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, as well as the company’s subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements are based on information as of November 17, 2011. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal year 2010 net sales were $14.7 billion. Gap Inc. products are available for purchase in over 90 countries worldwide through about 3,100 company-operated stores, about 200 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Emily Russel

(415) 427-6230

press@gap.com

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	October 29, 2011	October 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$1,392	$1,403
Short-term investments	25	251
Merchandise inventory	2,322	2,160
Other current assets	815	663

Total current assets	4,554	4,477
Property and equipment, net	2,550	2,587
Other long-term assets	553	664

Total assets	$7,657	$7,728

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt	$52	$3
Accounts payable	1,472	1,438
Accrued expenses and other current liabilities	957	960
Income taxes payable	1	11

Total current liabilities	2,482	2,412

Long-term liabilities:
Long-term debt	1,606	—
Lease incentives and other long-term liabilities	910	972

Total long-term liabilities	2,516	972

Total stockholders’ equity	2,659	4,344

Total liabilities and stockholders’ equity	$7,657	$7,728

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

	13 Weeks Ended		39 Weeks Ended
($ and shares in millions except per share amounts)	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
Net sales	$3,585	$3,654	$10,266	$10,300
Cost of goods sold and occupancy expenses	2,271	2,149	6,397	6,080

Gross profit	1,314	1,505	3,869	4,220
Operating expenses	968	1,001	2,803	2,845

Operating income	346	504	1,066	1,375
Interest, net	21	2	47	(10)

Income before income taxes	325	502	1,019	1,385
Income taxes	132	199	404	546

Net income	$193	$303	$615	$839

Weighted-average number of shares - basic	503	622	542	646
Weighted-average number of shares - diluted	505	626	547	651

Earnings per share - basic	$0.38	$0.49	$1.13	$1.30
Earnings per share - diluted	$0.38	$0.48	$1.12	$1.29

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

	39 Weeks Ended
($ in millions)	October 29, 2011	October 30, 2010
Cash flows from operating activities:
Net income	$615	$839
Depreciation and amortization (a)	382	429
Change in merchandise inventory	(694)	(666)
Other, net	335	334

Net cash provided by operating activities	638	936

Cash flows from investing activities:
Purchases of property and equipment	(416)	(413)
Purchases of short-term investments	(50)	(450)
Maturities of short-term investments	125	425
Change in other assets	(4)	3

Net cash used for investing activities	(345)	(435)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,646	—
Payments of long-term debt issuance costs	(11)	—
Proceeds from issuance of short-term debt	9	3
Proceeds from share-based compensation, net of withholding tax payments	55	62
Repurchases of common stock	(2,013)	(1,352)
Excess tax benefit from exercise of stock options and vesting of stock units	11	9
Cash dividends paid	(181)	(192)

Net cash used for financing activities	(484)	(1,470)

Effect of foreign exchange rate fluctuations on cash	22	24

Net decrease in cash and cash equivalents	(169)	(945)
Cash and cash equivalents at beginning of period	1,561	2,348

Cash and cash equivalents at end of period	$1,392	$1,403

(a)	Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	39 Weeks Ended
($ in millions)	October 29, 2011	October 30, 2010
Net cash provided by operating activities	$638	$936
Less: purchases of property and equipment	(416)	(413)

Free cash flow (a)	$222	$523

(a)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.